Exhibit 99.1

PRESS RELEASE

Tivic Health to Acquire Assets of Reliefband

Company Intends to Dramatically Expand Product Offerings into Bioelectronic Treatment of Nausea

CEO to Host Investor Call/Webcast on Wednesday, October 19th at 1:30 PM PT / 4:30 PM ET

SAN FRANCISCO – October 17, 2022 – Tivic Health® Systems, Inc. (Nasdaq: TIVC) (“Tivic Health”), a commercial-phase health technology company focused on bioelectronic medicine, today announced it has entered into a definitive agreement to acquire the Reliefband product line for nausea treatment and all related assets from Reliefband Technologies, LLC.

Reliefband has been an innovator in wearable, FDA-cleared electronic therapeutics for treatment of nausea and vomiting. Reliefband has multiple products available both over-the-counter and by prescription.

“We are incredibly excited to add the full suite of Reliefband products to our commercial portfolio,” said Jennifer Ernst, CEO of Tivic Health. “The Reliefband team successfully pioneered a direct-to-consumer business model for medical products. This acquisition, when combined with our growing direct-to-consumer sales of ClearUP, will significantly accelerate Tivic’s revenue opportunities.”

Recurring nausea impacts approximately 1 in 6 US adults. According to QY Research, nausea treatment is a $2.4B market in the US and $5.5B globally, growing at 6.5% CAGR.

Reliefband’s wrist-worn electronic nerve stimulators have been FDA-cleared for treatment of nausea associated with seven independent clinical indications, including nausea from motion sickness, pregnancy, migraines, anxiety, chemotherapy, various medications and hangovers.

The patented products are backed by 40 peer-reviewed clinical studies and have generated over 3500 Amazon reviews averaging 4+ stars.

Both Reliefband and ClearUP products offer consumers ways to manage health-related conditions without the issues and side effects often associated with medication use. Both are FDA-cleared, highly effective, fast-acting, convenient, and drug-free. Both currently are sold primarily online, and both have received CE Marks allowing international expansion.

In addition to the Reliefband direct-to-consumer branded products, Tivic will also acquire Reliefband’s Reletex-branded prescription nausea treatments. Reletex products are currently distributed by hospitals and medical professionals and are reimbursed under HCPCS code E0765 for certain conditions.

“We look forward to growing Tivic with the addition of clinically proven, revenue-producing bioelectronic products that have seen strong customer adoption and growth,” continued Ernst.

Consideration to be provided by Tivic consists of up to $33.5 million, of which up to $1.5 million can be paid, at the election of Tivic, in restricted common stock of Tivic. Consideration is subject to working capital adjustments, less Reliefband transaction expenses and any indebtedness of Reliefband at closing.

The transaction is expected to be consummated in the fourth quarter of 2022 or first quarter of 2023 after the satisfaction of certain customary closing conditions, including but not limited to securing the financing necessary to pay the purchase price. Additional information on the transaction can be found in a Current Report on Form 8-K filed by Tivic with the Securities and Exchange Commission (SEC).

Jennifer Ernst, CEO of Tivic Health, will host an investor conference call/webcast on Wednesday, October 19, 2022, at 1:30 PM PT / 4:30 PM ET.

Teleconference Details:

Toll-Free: 888-506-0062

International: 973-528-0011

Participant Access Code: 533904

Webcast Link:

https://www.webcaster4.com/Webcast/Page/2865/46849

About Tivic

Tivic Health Systems, Inc. is a commercial-phase health technology company delivering non-invasive bioelectronic treatments that provide consumers with a choice in the treatment of inflammation and immune-related conditions. For more information visit https://tivichealth.com @TivicHealth.

Forward-Looking Statements

This press release may contain “forward-looking statements” that are subject to substantial risks and uncertainties. All statements, other than statements of historical fact, contained in this press release are forward-looking statements. Forward-looking statements contained in this press release may be identified by the use of words such as “anticipate,” “believe,” “contemplate,” “could,” “estimate,” “expect,” “intend,” “seek,” “may,” “might,” “plan,” “potential,” “predict,” “project,” “target,” “aim,” “should,” “will” “would,” or the negative of these words or other similar expressions, although not all forward-looking statements contain these words. Forward-looking statements are based on Tivic Health Systems, Inc.’s current expectations and are subject to inherent uncertainties, risks, and assumptions that are difficult to predict. Further, certain forward-looking statements are based on assumptions as to future events that may not prove to be accurate. Actual results could differ materially from those contained in any forward-looking statement as a result of various factors, including, without limitation: risks and uncertainties regarding the potential that Tivic and Reliefband are not able to complete the contemplated transaction, and even if they do complete it, that the expected benefits of the transaction are not achieved; market and other conditions; the risks that the ongoing COVID-19 pandemic may disrupt Tivic or Reliefband’s business more severely than it has to date or more severely than anticipated; unexpected costs, charges or expenses that reduce Tivic’s capital resources; Tivic’s inability to raise adequate capital to fund the purchase price as well as its existing business; Tivic’s inability to innovate and attract users for Reliefband’s products. Given these risks and uncertainties, you are cautioned not to place undue reliance on such forward-looking statements. For a discussion of other risks and uncertainties, and other important factors, any of which could cause Tivic’s actual results to differ from those contained in the forward-looking statements, see Tivic’s filings with the SEC, including, its Annual Report on Form 10-K for the year ended December 31, 2021, filed with the SEC on March 31, 2022, under the heading “Risk Factors,” as well as the company’s subsequent filings with the SEC. Forward-looking statements contained in this press release are made as of this date, and Tivic Health Systems, Inc. undertakes no duty to update such information except as required by applicable law.

Investor Contact:

Hanover International, Inc.

ir@tivichealth.com

Media Contact:

Cheryl Delgreco

Cheryl.Delgreco@tivichealth.com

617-723-4004

#    #    #